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                              Exhibit 1. (3)(b)
                              -----------------


                      Proposed form of Selling Agreement



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                               SELLING AGREEMENT

This is an Agreement by and between Walnut Street Securities, Inc. (hereafter
referred to as "Company"), and                            (hereafter referred
                              ----------------------------
to as "Broker-dealer").

Premises
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     A.   Company is a principal underwriter for variable annuity and variable life insurance contracts (the "Contracts") issued by General American Life Insurance Company ("General American"), which contracts are registered as securities with the Securities and Exchange Commission and are subject to the various regulations pertaining to securities as well as to the laws governing insurance and annuity contracts.

     B. Broker-dealer certifies that it is registered and in good standing as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities dealers (the "NASD"), and desires to become authorized to sell the Contracts.

In consideration of and reliance on the premises and the covenant set forth below, the parties hereto agree as follows:

          1)   Basic Engagement Company hereby agrees that Broker-
               ----------------
               dealer is authorized to sell the Contracts. Broker-dealer hereby agrees to conduct all selling activities in respect of the Contracts in accordance with the rules and regulations of the NASD and all applicable State and Federal laws, rules, and regulations.

          2)   Broker - dealer's Duties
               ------------------------

               a. Broker-dealer will ensure that individuals conducting sales activities relating to the Contracts are duly appointed insurance agents of General American and entitled to sell the Contracts under insurance laws of any jurisdiction in which the individual solicits sales.

               b. Broker-dealer will ensure that sales of the Contracts do not occur in jurisdictions where
                    General American is not licensed to sell the Contracts.

               c. Broker-dealer will ensure that individuals conducting sales activities relating to the Contracts possess the qualifications specified by the N.A.S.D. and federal laws and regulations.

               d.   Broker-dealer will supervise the sales
                    practices of its agents and hereby
                    indemnifies and holds Company harmless from any damage or expense caused by any wrongful act by Broker-dealer and its agents in selling the Contracts.

          3)   Suitability  Broker-dealer will review all
               -----------
               applications for the Contracts to make certain that the purchase is suitable for the prospective customer. Broker-dealer will promptly forward to Company all applications for the Contracts which it deems

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               suitable, together with any purchase payments
               received, without making any deduction for compensation of the selling agent or of Broker-dealer itself. General American and Company have the right to make their own determination concerning the acceptability of any application for a Contract and to return any purchase payment tendered in connection therewith.

          4)   Sales Material  The Contracts are described in
               --------------
               prospectuses and the mutual fund into which premiums may be directed is described in a prospectus. Broker-dealer will offer and sell the Contracts only in accordance with the terms and conditions of the then current prospectuses and will make no representations not made in the prospectuses or in any authorized supplemental sales materials approved by Company and General American. Broker-dealer shall not use or permit use of advertising or sales material without obtaining the prior written approval of General American.

          5)   Independent Contractor  Broker-dealer is performing
               ----------------------
               the acts covered by this Agreement in the capacity of independent contractor and not as an agent or employee of Company or General American. Neither Company nor General American shall be liable for any obligation, act or omission of Broker-dealer.

          6)   Compensation  Broker-dealer shall be paid by General
               ------------
               American (on behalf of Company) compensation for the sale of Contracts as set forth in the attached Compensation Schedule. General American has the right to charge back any such compensation under the conditions stated in such Schedule(s). Any Compensation Schedule can be changed by Company and General American as of a specified date, provided such date is at least 10 days after the date notice of the change is mailed to Broker-dealer's last known address. Any such change will apply only to Contracts issued on or after the effective date of the change.

          7)   Effectiveness  This Agreement shall take effect as of
               -------------
               the date it is signed by Company, which date is shown below. It shall continue in force from year to year unless it is terminated. This Agreement may be terminated for any reason by either party, such termination will become effective 60 days after the mailing of a notice of termination to the other parties' last known addresses. This Agreement may be terminated by Company for cause (i.e., Broker-dealer's violation of any of the terms of this Agreement); such termination will become effective upon the mailing of a notice of termination to the Broker-dealer's last known address. Failure of
               Company to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause. This Agreement shall immediately terminate automatically if Broker-dealer shall cease to be a member of the NASD or to possess the requisite licenses and appointments, and
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               Broker-dealer agrees to immediately notify Company of
               such an occurrence.

          8)   No Assignment  Agreement may not be assigned by
               -------------
               Broker-dealer except with the written consent of Company.

          9)   Applicable Law  This Agreement shall be construed in
               --------------
               accordance with the laws of Missouri.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by one of its corporate officers, and the Broker-dealer has set its hand to this Agreement as of the day and year written below.

     Broker-dealer                     Walnut Street Securities, Inc.
                                       "COMPANY"

     Signature:                        BY:
               -------------------        ---------------------------------

     Address:                          Name:
             ---------------------          -------------------------------

                                       Title:
     -----------------------------           ------------------------------

                                       Address:
                                               ----------------------------


                                       ------------------------------------

     Dated:                            Effective Date:
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                            COMPENSATION SCHEDULE FOR
                        VARIABLE LIFE INSURANCE CONTRACTS
                    AND VARIABLE ANNUITY CONTRACTS ISSUED BY
                     GENERAL AMERICAN LIFE INSURANCE COMPANY


1. Broker-dealer shall be paid a fraction of the premium received and accepted by General American under an issued variable life policy or variable annuity contract for which an agent of Broker-dealer solicited the application. The exact amount of compensation shall be determined by the terms of the agent's contract between Broker-dealer and General American. Notwithstanding the above, no compensation will be paid on a premium that represents in whole or in part the surrender or loan proceeds of any life insurance policy or annuity contract issued by General American.

2. No commission will be paid until a valid receipt for delivery of the policy or contract is received by General American.

3. In the event any variable life policy is surrendered within twelve policy months of its date of issue, any compensation amount previously paid to Broker-dealer with respect to the amount surrendered will be deducted from any compensation otherwise due Broker-dealer as follows: 100% if surrender occurs during the first six policy months and 50% if surrender occurs during the seventh through the twelfth months. If any amount to be deducted exceeds compensation otherwise due, Broker-dealer shall promptly pay back the amount of the excess following a written demand by Company or General American.

4. If the agreement to which this compensation schedule applies terminates, no further payments of any kind will be made to Broker-dealer.